                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                        YEAR ENDED MARCH 31,
                         -------------------------------------------------------
                                        HISTORICAL                     PRO FORMA
                         --------------------------------------------  ---------
                          1992      1993      1994     1995    1996      1996
                         -------  --------  --------  ------- -------  ---------
Earnings:
  Income before
   provision for income
   taxes and cumulative
   effect of accounting
   changes.............. $16,798  $138,516  $147,187  $69,585 $ 5,079   $5,428
  Adjust for:
  Minority interest
   income...............    (137)      (44)   (2,912)      --  (1,781)  (1,781)
  Equity in
   undistributed
   earnings of
   affiliates...........   6,487   (39,293)  (10,927)  21,585  (6,166)  (6,166)
  Plus:
  Interest expense......  32,041    28,211    22,704   26,855  44,061   52,476
  Portion of rents
   representative of the
   interest factor......  51,968    43,514    40,355   37,733  38,401   32,358
                         -------  --------  --------  ------- -------   ------
                         107,157   170,904   196,407  155,758  79,594   82,315
                         -------  --------  --------  ------- -------   ------
Fixed Charges:
  Interest expense,
   including amount
   capitalized..........  32,659    28,869    23,084   27,022  45,386   53,801
  Portion of rents
   representative of the
   interest factor......  51,968    43,514    40,355   37,733  38,401   32,358
                         -------  --------  --------  ------- -------   ------
                          84,627    72,383    63,439   64,755  83,787   86,159
                         -------  --------  --------  ------- -------   ------
Ratio of earnings to
 fixed charges..........    1.27      2.36      3.10     2.41      --       --
                         -------  --------  --------  ------- -------   ------
Earnings surplus ....... $22,530  $ 98,521  $132,968  $91,003 $    --   $   --
                         =======  ========  ========  ======= =======   ======
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